UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 22, 2007

Hana Biosciences, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32626	32-0064979
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7000 Shoreline Court, Suite 370, South San Francisco, CA	94080
(Address of principal executive offices)	(Zip Code)

(650) 588-6404
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

Hana Biosciences, Inc. (the “Company”) is a party to an Exclusive License Agreement dated February 4, 2004 (the “License Agreement”), pursuant to which Yale University and the Research Foundation of State University of New York (collectively, the “Licensors”) granted to the Company an exclusive license to patents relating to the drug candidate IPdR (ropidoxuridine). On January 24, 2007, the Company provided written notice of termination of the License Agreement to the Licensors, which termination will be effective April 25, 2007. The Company’s termination of the License Agreement was based on its decision to devote its resources on its six other product candidates, which it believes represent higher value added opportunities.

Under the License Agreement, the Company was required to use all reasonable commercial efforts to conduct research and development, testing, government approval, manufacturing, marketing and selling of licensed products and/or licensed methods pursuant to a plan that the Company committed to upon signing of the agreement. The License Agreement also required the Company to meet certain specific diligence milestones, none of which have been breached as of the date of the termination notice.

The License Agreement required the Company to make upfront and future payments of up to $600,000, in the aggregate, upon the achievement of certain milestones should IPdR be granted approval by the U.S. Food and Drug Administration of a New Drug Application. In addition, upon execution of the License Agreement, the Company was required to issue to the Licensors 10-year options to purchase an aggregate of approximately 141,000 shares of the Company’s common stock at a price of $1.02 per share. The License Agreement also required the Company to make an annual license payment of $25,000 upon each anniversary of the agreement. Additionally, the Company was obligated to pay royalties of 3% on any sales of IPdR.

Under the License Agreement, the Company had the right and obligation to file, prosecute and maintain the licensed patents at its expense. The Company also had the right and obligation to enforce the licensed patents against third party infringers. The License Agreement further required the Company to indemnify the Licensors for all losses resulting from the production, manufacture, sale, use, lease or other disposition or consumption or advertisement of the licensed products or licensed methods by the Company, its affiliates, sublicensees or any other transferees, or in connection with any statement, representation or warranty of the licensed products or licensed methods made by the Company and such related parties, to the extent such losses do not arise from the Licensors’ gross negligence or willful misconduct.

      The License Agreement provides that the Company may terminate the agreement upon 90 days’ written notice. Upon termination, all rights and licenses granted to the Company will be terminated. Further, within 60 days of the effective date of the termination, the Company must return all materials relating to or containing the licensed patents, licensed methods and other confidential information disclosed to the Company by the Licensors. At the Licensors’ request, the Company must also deliver to the Licensors copies of all documentation and records in its possession relating to IPdR. The Company must satisfy any payment obligations owing under the License Agreement, which will include the $25,000 annual license fee.

There are no early termination penalties that will be payable by the Company in connection with the termination of the License Agreement. Other than with respect to the License Agreement, the Company has no material relationship with the Licensors.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 22, 2007, the Board of Directors of Hana Biosciences, Inc. (the “Company”) approved certain compensation awards and other modifications to the compensation arrangement of Dr. Gregory I. Berk, the Company’s Senior Vice President, Chief Medical Officer. Specifically, the Company awarded to Dr. Berk a discretionary cash bonus in the amount of $117,000 relating to Dr. Berk’s 2006 performance. In addition, the stock option award granted to Dr. Berk in December 2006 (which was previously reported in the Company’s Form 8-K dated December 12, 2006 and filed with the Commission on December 19, 2006) relating to 125,000 shares has been amended in order to reduce the number of shares subject to such option to 75,000 shares. Such option shall continue to have an exercise price of $6.82 per share and will vest in three equal annual installments commencing December 12, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hana Biosciences, Inc.

Date: January 26, 2007	By:	/s/ John P. Iparraguirre
John P. Iparraguirre Vice President, Chief Financial Officer